As filed with the Securities and Exchange Commission on November__,1996.

                                 Registration No. 33-__________________

--------------------------------------------------------------------
            SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549
--------------------------------------------------------------------

                         FORM S-8
                  Registration Statement
                          Under
                 The Securities Act of 1933
--------------------------------------------------------------------

           DIGITAL TECHNOLOGIES MEDIA GROUP, INC.
  (Exact name of registrant as specified in its charter)

   Delaware                         87-0269260
------------------------     ---------------------------------
(State of Incorporation)     (IRS Employer Identification No.)

            15840 Ventura Boulevard, Suite 310
                 Encino, California 91436
          ----------------------------------------
          (Address of principal executive offices)



                   Compensation Plan/
                 Consulting Agreements
           ---------------------------------------

                     ARTHUR NEWBERGER
                         President
             15840 Ventura Boulevard, Suite 310
                 Encino, California 91436
                       (818) 386-2323

 (Name, address and telephone number of agent for service)
         ----------------------------------------

                          Copy to:

                 William B. Barnett, Esq.
             Law Offices of William B. Barnett
             15233 Ventura Boulevard, Suite 1110
               Sherman Oaks, California 91403
                       (818) 789-2688




Total sequentially numbered pages in this document: __

--------------------------------------------------------------------
                 CALCULATION  OF  REGISTRATION  FEE
--------------------------------------------------------------------

                             Proposed       Proposed      Amount
Title of                     Maximum        Maximum         of
securities     Amount        Offering       Aggregate     Regis-
to be          to be         Price Per      Offering      tration
Registered     Registered(1) Share (2)      Price (2)       Fee
--------------------------------------------------------------------
Common Stock,
$.Ol
par value      1,080,000       $.40          $432,000     $149.00
--------------------------------------------------------------------


(1) Represents 1,080,000 shares of common stock to be issued pursuant to the consulting agreements and compensation plan of Registrant and includes re-offers of such shares.

(2) Estimated for the sole purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

                        Explanatory Note
                        ----------------

    This Registration Statement on Form S-8 relates to the registration of 1,080,000 shares of the Company's Common Stock to be issued from time to time to officers, consultants and advisors for the Company. None of the shares will be issued to any consultants and/or advisors who are broker/dealers, investment bankers or financial public relations firms or who are associated, either directly or indirectly, in any transactions relating to capital raising.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

     Incorporation by reference in this registration statement are the following documents and information previously filed with the Securities and Exchange Commission (the "Commission"):

1. Digital Technologies Media Group, Inc.'s (the "Company") Form 8-K and Form 8-KA filed August 16, 1996 and October 17, 1996, respectively, and Form 10-QSB for the quarter ended September 30, 1996 filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-9311).

3. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement except as so modified or replaced.

Item 4.    Description of Securities.

     The Company's authorized capital stock consists of 250,000,000 shares of Common Stock with $.01 par value of which 5,401,127 shares were issued and outstanding as of September 30, 1996, and 100,000,000 shares of Preferred Stock, $.01. par value, of which none were issued and outstanding as of September 30, 1996.

Item 5.    Interests of Named Experts and Counsel.

     The legality of the shares of common stock to be issued pursuant to this registration will be passed upon by the Law
Offices of William B. Barnett, Sherman 0aks, California. A total of approximately 90,000 shares of common stock (less than .001%) of the total issued and outstanding shares of common stock) are beneficially owned by William B. Barnett, a principal of the firm. Of such 90,000 shares, 75,000 shares are included in the shares being registered hereby. In addition, Mr. Barnett may receive additional shares under the registration statement.

Item 6.   Indemnification of Directors and Officers.

    Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Article Tenth of the Company's Certificate of Incorporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Item 7.   Exemption from Registration Claimed.

    Not applicable.

Item 8(a)  Exhibits.

          Exhibit
            No.                             Description
          -------                           -----------
            5.1                Opinion of Law Offices of William B.
                               Barnett, counsel to Company.

           24.1                Consent of Law Offices of William B.
                               Barnett is contained in Exhibit 5.1.

           24.2                Consent of Jay J. Shapiro, C.P.A.


Item 9.   Undertakings

    (a)   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include (i) any prospectus required by Section 10(a)(3) of the Securities Act, and to include (ii) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
             provided, however, that paragraph(1) does not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by that paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bond fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by any director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Farm S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Encino, California on November 20, 1996.

                         DIGITAL TECHNOLOGIES MEDIA GROUP, INC.

                          BY: /s/ Arthur Newberger
                            -------------------------------------
                            Arthur Newberger
                            President




Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                 Title                  Date
     ---------                 -----                  ----

/s/ Arthur Newberger         President          November 22, 1996
------------------------

                         EXHIBIT INDEX


Exhibit
  No.         Description
---------     -----------

5.1           Opinion of Law Offices of William B.
              Barnett, Counsel to Company.

24.1          Consent of Law Offices of William B.
              Barnett is contained in Exhibit 5.1.

24.2          Consent of Jay J. Shapiro, C.P.A.

       Law Offices of
   WILLIAM  B.  BARNETT           EXHIBIT 5.1
         --------
                                                TRANSWORLD  BANK  PLAZA
        of counsel                       15233  VENTURA  BOULEVARD,  SUITE 1110
   ELEANOR J.  MIGNON                        SHERMAN OAKS.  CALIFORNIA 91403
                                                TELEPHONE (818)789-2888
                                                   FAX (818)789-2680


                                              November 20, 1996

   Digital Technologies Media Group, Inc.
   15840 Ventura Boulevard, Suite 310
   Encino, California 91436

   Re:  Registration Statement on Form S-8

   Gentlemen:

   At your request, we have examined the form of the Registration Statement on Form S-8 relating to Consulting Agreements/Compensation Plan to be filed with the Securities and Exchange Commission on or about November 22, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of One Million and Eighty Thousand shares of the Common Stock, $.001 par value (the "Stock"), which have been and/or may be granted under consulting and/or advisor agreements with future consultants and/or advisors for services rendered to Digital Technologies Media Group, Inc. (the Company") not in connection, directly or indirectly, in any capital-raising transaction.

   In rendering the following opinion, we have examined and relied only upon the documents and certificates of officers and directors of the Company as are specifically described below. In our examination,we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and no others:

        1. Restated Articles of Incorporation of the Company.

        2. By-Laws of the Company, as amended to date.

        3. Resolutions adopted by the Board of Directors of the Company authorizing the issuance of 634,500 shares of the Stock and the issuance of 445,500 shares of the Stock in the future to consultants and/or advisors for services rendered in non-capital raising activities and transactions.

      LAW  OFFICES OF
  WILLIAM  B.  BARNETT
    Digital Technologies Media Group, Inc.
    November 20, 1996
    Page 2
         4.   The Form S-8 Registration statement.

    We have not undertaken, and do not intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

    Based on the foregoing, it is our opinion that Stock to be issued, subject to effectiveness of the Registration Statement and compliance with applicable blue sky laws, when issued upon the completion of services rendered to the Company, will be duly and validly authorized, fully-paid and non-assessable.

    We express no opinion as to compliance with the securities or "blue sky" laws of any state in which the Stock is proposed to be offered and sold or as to the effect, if any, which noncompliance with such laws might have on the validity of issuance of the Stock.

    We hereby consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdictions' securities act for purposes of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the Stock in connection with the offering described in the Registration statement. Other than as provided in the preceding sentence, this opinion (i) is addressed solely to you; (ii} may not be relied upon by any other party; (iii) covers only matters of Delaware and Federal law, and nothing in this pinion shall be deemed to apply any pinion related to the laws of any other jurisdiction; (iv) may not be quoted or reproduced or delivered by you to any other person; and (v) may not be relied upon for any other purpose whatsoever. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

    By giving you this opinion and consent, we do not admit that we are an expert with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in
    Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

    The information set forth herein is as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.
                       Very truly yours,

                       LAW OFFICES OF WILLIAM B. BARNETT

                                    EXHIBIT  24.2




                Consent of Independent Auditors

    We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Digital Technologies Media Group, Inc. Compensation Plan/Consulting Agreements of our report dated August 5,1996, with respect to the consolidated financial statements of Digital Technologies Media Group, Inc. included in its Form 8-KA filed with the Securities and Exchange Commission on October 17, 1996.

                               /s/   Jay J. Shapiro
                               --------------------------
                               Jay J. Shapiro, C.P.A.
                               a professional corporation



Los Angeles, California
November 20, 1996